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                                                                    Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Amendment No. 1 to Registration Statement
No. 333-137398 of our report dated October 31, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to our consideration of internal control over financial reporting) relating to the balance sheet of Telesat Holding Inc. as of August 31, 2006 appearing in the Prospectus, which is part of such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP
Ottawa, Ontario, Canada

November 2, 2006